Exhibit (d)(xviii)
AMENDMENT NO. 2
to the
INVESTMENT SUB-ADVISORY AGREEMENT
          This Amendment is made as of July 1, 2011 to the Investment Sub-Advisory Agreement among Munder Series Trust (“MST”), on behalf of each of its series set forth on Schedule A of the Investment Sub-Advisory Agreement, as may be amended from time to time (each, a “Fund” and, together, the “Funds”), Munder Capital Management (“Advisor”), a Delaware general partnership, and World Asset Management, Inc. (“Sub-Advisor”), a Delaware corporation.
          WHEREAS, Section 2(e) of the Investment Sub-Advisory Agreement provides that Sub-Advisor will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Funds may be invested in a manner that complies with MST’s proxy voting policies and procedures; and
          WHEREAS, the Sub-Advisor desires to adopt its own, separate, proxy voting policies and procedures on behalf of the Funds.
          NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Advisor, the Sub-Advisor and MST as follows:
     1. Section 2(e) of the Investment Sub-Advisory Agreement is hereby deleted in its entirety and replaced with the following:
          (e) vote all proxies solicited by or with respect to the issuers of securities in which assets of the Funds may be invested in a manner that complies with the Sub-Advisor’s written proxy voting policies and procedures and, in the good faith judgment of the Sub-Advisor, best serves the interests of each Fund’s shareholders; maintain records of all proxies voted on behalf of the Funds; and provide information to MST, the Advisor, or their designated agent in a manner that is sufficiently complete and timely to ensure MST’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act;
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.
WORLD ASSET MANAGEMENT, INC.

By:	/s/ Ken Schluchter
Name:	Ken Schluchter
Title:	Chief Investment Officer

MUNDER CAPITAL MANAGEMENT		MUNDER SERIES TRUST

By:	/s/ Stephen J. Shenkenberg	By:	/s/ Stephen J. Shenkenberg
Name:	Stephen J. Shenkenberg	Name:	Stephen J. Shenkenberg
Title:	Managing Director, General Counsel	Title:	Vice President, Secretary, Chief Legal
Officer and Chief Compliance Officer